UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 4, 2011

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

2900 Potshop Lane, Suite 100
East Norriton, PA 19403
(Address of principal executive offices, with zip code)

(610) 292-8364
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information

On October 6, 2011, Tengion, Inc. (the "Company", "we", "us" or "our" ) announced that it received notice from the Listing Qualifications Department of the Nasdaq Stock Market indicating that, for the last 30 consecutive business days, the bid price for the Company's common stock had closed below the minimum $1.00 per share required for continued inclusion on The Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1).  The notification letter has no effect at this time on the listing of the Company's common stock on The Nasdaq Global Market.  Tengion's common stock will continue to trade on The Nasdaq Global Market under the symbol "TNGN".

The notification letter states that the Company will be afforded 180 calendar days, or until April 2, 2012, to regain compliance with the minimum bid price requirement. In order to regain compliance, shares of the Company's common stock must maintain a minimum bid closing price of at least $1.00 per share for a minimum of ten consecutive business days.

In accordance with Nasdaq's procedures, if the Company does not regain compliance by April 2, 2012, Nasdaq will provide written notification to the Company that the Company's common stock will be delisted. At that time, the Company may appeal Nasdaq's delisting determination to a Nasdaq Listing Qualifications Panel. Alternatively, the Company may be eligible for an additional grace period if it satisfies all of the requirements, other than the minimum bid price requirement, for initial listing on The Nasdaq Capital Market set forth in Nasdaq Listing Rule 5505. To avail itself of this alternative, the Company would need to submit an application to transfer its securities to The Nasdaq Capital Market.

The Company intends to consider all available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirements.  In addition, the Company intends to explore other options for the listing of its common stock.

If our common stock were to be delisted, holders of the warrants issued in connection with our March 2011 private placement could require the Company to settle the warrants by making a cash payment, which would have a material adverse effect on our liquidity and ability to fund our operations.

In March 2011, we closed a private placement transaction pursuant to which we sold securities consisting of 11,079,250 shares of common stock and warrants, the PIPE warrants, to purchase 10,460,875 shares of common stock.  The warrant agreement gives each holder the option to receive a cash payment based on a Black-Scholes valuation of the warrant upon a change-in-control or upon a delisting, other than a stockholder-approved delisting, from the NASDAQ Global Market, where our common stock is currently traded, or from any other national securities exchange on which our common stock may be traded at the time.

If we are unable to maintain the requisite continued listing standards as required by either the NASDAQ Global Market or the NASDAQ Capital Market and we cannot meet the listing requirements of any other national securities exchange, our common stock could cease to be listed on a national securities exchange, which would have a material adverse impact on our stockholders’ ability to buy and sell our common stock and would severely limit our ability to raise additional capital.  Additionally, in the event of such a delisting, the holders of the PIPE warrants could demand that we make a cash payment to them reflecting the Black-Scholes valuation of the warrant at the time of the delisting.  Assuming announcement of a delisting, the net cash settlement value as of June 30, 2011 would have been approximately $7.5 million.  Both a delisting and the resulting cash payment to the holders of our PIPE warrants would have a material adverse effect on our business, financial condition and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: October 11, 2011	By:	/s/ Joseph W. La Barge
Joseph W. La Barge
Vice President, General Counsel & Secretary